Exhibit 10.21
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                              EMPLOYMENT AGREEMENT

         This Employment Agreement ("Agreement") is made effective as of May 1, 2002 ("Effective Date"), by and between Monterey Bay Bancorp, Inc. ("Company"), a corporation organized under the laws of the State of Delaware, with its principal executive offices located at 567 Auto Center Drive, Watsonville, California, 95076; and Monterey Bay Bank ("Association"), a federally chartered savings and loan association, a wholly-owned subsidiary of the Company, and C. Edward Holden ("Executive"). This Agreement amends and supersedes all prior employment agreements between or among the Company, the Association, and Executive.

         WHEREAS,  the  Association  wishes to obtain the services of Executive;
and

         WHEREAS, Executive is willing to serve in the employ of the Association on a full-time basis;

         NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

SECTION 1. EMPLOYMENT, DUTIES, AND RESPONSIBILITIES

(a) The Company and Association (collectively "Companies") agree to employ the Executive and the Executive agrees to be employed by the Companies. The
Executive shall serve as the President and Chief Executive Officer of the Companies. The Executive also shall hold the position of Vice Chairman of the Companies' board of directors ("Board"), subject to the Bylaws of the Companies. The Executive shall be subject to an annual performance review conducted by the Board no later than May 1 of each year during the term of this Agreement.

(b) Except for periods of absence occasioned by illness, reasonable vacation periods, and reasonable leaves of absence, Executive agrees to perform such duties as may be assigned by the Board, to devote all of his working time to the business of the Companies, and to use his best efforts to advance the interests of the Companies and their stockholders including, without limitation, the performance by the Executive of all necessary and reasonable services consistent with his positions of President and Chief Executive Officer, and, as the Board may request from time to time, membership in and service to such organizations specified by the Board. However, the expenditure of reasonable amounts of time, for which Executive shall not be compensated by the Companies, for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required of Executive under this Agreement.

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SECTION 2. TERM OF AGREEMENT

         (a) The Association agrees to employ the Executive, and the Executive agrees to accept employment by the Association, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and continuing for a period of twenty-four (24) full calendar months, ending on the second anniversary of the Effective Date ("TERM").

         (b) Commencing on the first anniversary date of the Agreement, and continuing on each anniversary thereafter, the disinterested members of the Board shall extend the Agreement an additional year such that the remaining term of the Agreement shall be two (2) years unless the Executive or Board elects not to extend the term of this Agreement by giving written notice to the other party in accordance with Section 7 and Section 9 of this Agreement. If the Agreement is extended pursuant to this Section 2, the "TERM" definition herein shall include the period of extension.

SECTION 3. COMPENSATION AND REIMBURSEMENT.

         (a) During the TERM, the Executive shall receive a base salary, which shall be paid in equal installments on a semi-monthly basis, at the annual rate of not less than $257,500 per year ("Base Salary"). Base Salary shall include any amounts of compensation deferred by Executive under any qualified or non-qualified employee benefit plan maintained by the Association. During the TERM, Executive's Base Salary shall be reviewed at least annually. Any increase in Base Salary shall become the Base Salary for purposes of this Agreement.

         (b) In addition to the Base Salary provided for by Section 3(a), Executive will be entitled to participate in or receive benefits under any employee benefit plans including but not limited to, retirement plans, supplemental retirement plans, pension plans, employee stock option plans, profit-sharing plans, health-and-accident plans, medical coverage, or any other employee benefit plan or arrangement currently made available by the Association or Company or made available in the future to its senior executives and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plans and arrangements. Executive will be entitled to incentive compensation and bonuses as provided in any plan of the Association or Company in which Executive is eligible to participate. Nothing paid to the Executive under any such plan or arrangement will be deemed to be in lieu of other compensation to which the Executive is entitled under this Agreement.

         (c) In addition to the Base Salary provided for by Section 3(a) and other compensation provided for by Section 3(b), the Association shall pay or reimburse Executive for all reasonable travel, auto allowance, and other reasonable business related expenses incurred by Executive in performing his obligations under this Agreement. Executive shall submit monthly to the Association a request for reimbursement together with supporting documentation and, if applicable, receipts.

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SECTION 4. PAYMENTS TO EXECUTIVE UPON AN EVENT OF TERMINATION.

         (a) If the Association or Company terminates, actually or constructively, the Executive's employment during the TERM for any reason other than a termination governed by Section 5 hereof, or termination for Cause, as defined in Section 7 hereof, the Association shall be obligated to pay Executive within thirty (30) days after his termination, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, in a lump sum amount equal to (i) the cost of providing medical and dental coverage through COBRA continuation coverage, similar to the coverage in effect at the time of Executive's termination, for a period of one year, (ii) an amount equal to the then currently targeted annual bonus as defined in the Cash Incentive Bonus Plan of the Association, regardless of the time of year such termination occurs and in addition to any annual bonus earned but not yet paid for Executive's services provided in a prior year, and (iii) the greater of an amount equal to one times Executives then current year's Base Salary or the Executive's pro-rata Base Salary for the remainder of the TERM of the Agreement. Such payments shall not be reduced in the event Executive obtains other employment following termination of employment. No payments under this Section 4(a) are to be "grossed up" or otherwise adjusted based upon the personal income tax consequences to or status of Executive. No payments under this Section 4(a) are to be discounted or "present valued" in any manner. If Executive voluntarily resigns during the term of this Agreement, other than in the event of a Change In Control or Threatened Change In Control as hereinafter defined, or in the event of an actual or constructive termination as defined in this Section 4, Executive shall not be entitled to receive any payments or benefits beyond those earned through the date of such voluntary resignation. Constructive termination under this Section will be deemed to occur if the Executive is forced to resign his employment due to intolerable conditions as defined by California law or if Executive terminates his employment due to (i) a reduction of the Executive's title or status or resulting from a formal change in such title or status, (ii) a material reduction in Executive's responsibilities, (iii) the assignment to the Executive of any duties inconsistent with his title, duties or responsibilities in effect, (iv) a material reduction in Executive's compensation or benefits (with material in this regard defined as 5.0% or more),
(v) a relocation of Executive's principal place of employment by more than 30 miles from its location as of the date of this Agreement, or (vi) a significant increase in the Executive's travel requirements such that Executive is required to travel more than 30 business days per year.

         (b) In the event the Association is not in compliance with its minimum regulatory capital requirements or if such payments pursuant to Section 4(a) would cause the Association's capital to be reduced below its minimum regulatory capital requirements, such payments or parts thereof, shall be deferred until such time as the Association or successor thereto is in capital compliance.

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SECTION 5. CHANGE IN CONTROL.

         (a) For purposes of this Agreement, a "Change in Control" of the Association or Company shall mean an event of a nature that: (i) would be required to be reported in response to Item I of the Current Report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or (ii) results in a Change in Control of the Association or the Company within the meaning of the Home Owners' Loan Act of 1933 and / or the Rules and Regulations promulgated by the Office of Thrift Supervision ("OTS") (or its predecessor agency), as in effect on the date hereof (provided, that in applying the definition of change in control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS); or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (A) any "person" (as the term is used in Sections 13(d) and 14(d) of the Exchange
Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Association or the Company representing 25% or more of the Association's or the Company's outstanding voting securities or the right to acquire such securities except for any voting securities of the Association purchased by the Company in connection with the conversion of the Association to the stock form and any securities purchased by any tax qualified employee benefit plan of the Association or the Company, or (B) individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause "B", considered as though he were a member of the Incumbent Board, or (C) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the
Association or the Company or similar transaction occurs in which the Association or the Company is not the resulting entity, provided, however, that such an event listed above will be deemed to have occurred or to have been effectuated upon the receipt of all required regulatory and stockholder approvals not including the lapse of any statutory waiting periods.

         (b) For purposes of this Agreement, the term Threatened Change in Control ("Threatened Change in Control") shall mean any pending tender offer for any class of the Association's or the Company's outstanding shares, or any pending bona fide offer to acquire the Association or the Company by merger or consolidation, or any other pending action or plan to effect, or which would lead to, a Change in Control of the Association or the Company. A "Threatened Change in Control Period" shall commence on the first day the action described in the preceding sentence become manifest and shall end when such actions are abandoned or the Change in Control occurs.

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         (c) If a Change in Control or Threatened Change in Control has occurred or the Board has determined that a Change in Control has occurred and the Executive's employment is terminated by either a Voluntary or Involuntary
Termination: (i) within twenty-four (24) months following the date of the Change in Control, (ii) within six (6) months prior to the date of the Change in Control, or (iii) during a Threatened Change in Control Period, then the benefits described in Section 5(d) below shall be paid or provided to the Executive.

         (d) Benefits to be Provided: If the Executive becomes eligible for benefits under Section 5(c) above, the Association shall pay or provide to Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, the compensation and benefits ("Severance Payments") set forth in this Section 5(d).

                  (i).     Salary:  The  Executive  will continue to receive his
                           current Base Salary, including auto allowance, (subject to withholding of all applicable income and payroll taxes) for a period of thirty-six (36) months from his date of termination in the same manner as it was being paid as of the date of termination;
                           provided, however, that the payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than 30 days after his termination of employment.

                  (ii). Bonuses and Incentives: The Executive shall receive bonus payments from the Association for the thirty-six (36) months following the month in which his employment is terminated in an amount for each month equal to one-twelfth of the average ("Average Bonus") of the bonuses paid to him for the two calendar years immediately preceding the year in which such termination occurs. Any bonus amounts that the Executive had previously earned from the Association but which may not yet have been paid as of the date of termination shall not be affected by this provision. Executive shall also receive a prorated bonus of any uncompleted fiscal year at the date of termination equal to the Average Bonus multiplied by the number of days he worked in such year divided by 365 days. The bonus amounts determined herein (including the Average Bonus, any previously earned but unpaid bonus, and the prorated bonus for any uncompleted fiscal year) shall be paid in a single lump sum payment, to be paid not later than 30 days after termination of employment.

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                  (iii).   Employee Stock  Ownership  Plan: The Executive  shall
                           receive supplemental payments from the Association for the thirty-six (36) months following the month in which his employment is terminated in an amount for each month equal to one-twelfth of the fair market value as of December 31 of the Association's annual contribution to its Employee Stock Ownership Plan ("ESOP") made on his behalf for the Plan year ending immediately preceding his date of termination. If, as of the date of Executive's termination, the Executive is not fully vested in his benefit under the ESOP, the Association shall also pay to the Executive, an additional payment equal to the amount of his account under the ESOP which was forfeited as a result of his termination based upon the fair market value as of
                           the  most  recent   December  31.  The   supplemental
                           payments determined herein shall be paid in a lump sum payment, to be paid not later than 30 days after termination of employment.

                  (iv). 401(k) Plan: The Executive shall receive supplemental payments from the Association for the thirty-six (36) months following the month in which his employment is terminated in an amount for each month equal to one-twelfth of the Association's annual matching contribution to its 401(k) Plan ("401(k)") made on Executive's behalf for the Plan year ending immediately preceding his date of termination. If, as of the date of Executive's termination, the Executive is not fully vested in his benefit under the 401(k) Plan, the Association shall also pay to the Executive, an additional payment equal to the amount of his account under the 401(k) Plan which was forfeited as a result of his termination. The supplemental payments determined herein shall be paid in a lump sum payment, to be paid not later than 30 days after termination of employment.

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                  (v).     Health,  Dental,  and Life  Insurance  Coverage:  The
                           health, dental, and life insurance benefits coverage (including any executive medical plan) provided to the Executive at his date of termination shall be continued by the Association at the Association's expense at the same level and in the same manner as if his employment had not terminated, beginning on the date of such termination and ending on the date
                           thirty-six   (36)   months  from  the  date  of  such
                           termination. Any additional coverages the Executive had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any costs the Executive was paying for such coverages at the time of termination shall be paid by the Executive by separate check payable to the Association each month in advance. If the terms of any benefit plan referred to in this Section do not permit continued participation by the Executive, the Association will pay Executive its costs for providing such coverage within thirty (30) days prior to the conclusion of such coverage. The coverages provided for in this Section shall be applied against and reduce the period for which COBRA will be provided. If the Executive is covered by a split-dollar or similar life insurance program at the date of termination, he shall have the option in his sole discretion to have such policy transferred to him upon termination, provided that the Association is paid at par value (no premium or discount) for its interest in the life insurance policy upon such transfer.

                  (vi). Stock Options: Upon the occurrence of a Change in Control (whether or not Executive's employment is terminated), all outstanding stock options (whether incentive stock options, non-statutory stock options, or other type(s) of stock options) granted to
                           Executive under the 1995 Stock Option Plan, as amended and restated from time to time, and any such similar stock option plans ("Stock Option Plans") of the Association or Company shall become 100% vested and immediately exercisable. To the extent necessary, the provisions of this Section 5(d)(vi) shall constitute an amendment of the Executive's stock option agreements under the Stock Option Plans.

                  (vii).   Stock  Awards:  Upon the  occurrence  of a Change  in
                           Control (whether or not Executive's employment is terminated), all outstanding stock awards granted to Executive under the 1995 Performance Equity Plan, as amended and restated from time to time, and any such similar stock award plans ("Stock Award Plans") as implemented by the Association or Company from time to time shall become 100% vested and immediately distributed. To the extent necessary, the provisions of this Section 5(d)(vii) shall constitute an amendment of the Executive's stock award agreements under the Stock Award Plans.

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                  (viii).  Non-Qualified Plans: The Executive shall receive from the Association the nominal financial equivalent of thirty six (36) months worth of the Association's contributions to or payments under (for the exclusive benefit of Executive) any non-qualified compensation or benefit plan in effect at the date of a Change In Control for which Executive was a participant or beneficiary.

                  (ix). Employee Mortgage Loans: The Executive shall receive from the Association or its successor or assign either a continuation of any employee mortgage loan rate discount in effect at the date of the loan origination for a period of the lesser of thirty six months or the maturity of the mortgage loan, or a payment equal to the employee loan rate discount in effect on the date of the loan origination multiplied by three (3) multiplied by the outstanding principal balance of the employee mortgage loan on the date of a Change In Control.

                  (x).     Vision, Short Term Disability,  Long Term Disability:
                           The Association will have no obligation to Executive for coverages for or payment for vision, short term disability, or long term disability insurance under this Section 5(d).

         (e) In the event the Association is not in compliance with its minimum capital requirements or if such payments would cause the Association's capital to be reduced below its minimum regulatory capital requirements, such payments or part thereof shall be deferred until such time as the Association or successor thereto is in capital compliance. Any such payments under Section 5(d) shall not be reduced in the event Executive obtains other employment following termination. No payments under this Section 5(d) are to be "grossed up" or otherwise adjusted based upon the personal income tax consequences to or status of Executive. No payments under this Section 5(d) are to be discounted or "present valued" in any manner.

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SECTION 6. LIMITATION AND ADJUSTMENT OF BENEFITS

         (a) Notwithstanding anything in this Agreement to the contrary, if, in the opinion of independent tax accountants or counsel selected and retained by the Companies and reasonably acceptable to the Executive ("Tax Counsel"), any of the compensation or benefits payable, or to be provided, to Executive by the Companies under this Agreement are treated as an excess parachute payment ("Excess Severance Payments") as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended ("Internal Revenue Code") (whether alone or in conjunction with payments or benefits by the Companies outside of this Agreement), the Companies shall direct Tax Counsel to determine and compare (i) Executive's net income after Executive's payment of all federal, state, and local taxes assuming that all of the compensation and benefits payable by the Companies under this Agreement and all such other arrangements are paid to Executive and Executive pays the "Excise Tax" (as imposed under Internal Revenue Code Section 4999); and (ii) Executive's net income after payment of all federal, state and local taxes assuming that the total amount of compensation and benefits payable by the Companies under this Agreement and all such other arrangements is reduced such that no Excess Severance Payments result and the Excise Tax is not triggered. If the amount calculated under (ii) above is less than 95% of the amount calculated under (i) above, then the full amount due from the Companies under all such arrangements shall be payable to Executive. If the amount calculated under (ii) above is at least 95% of the amount calculated under (i) above, then the total amount of compensation and benefits payable under all such arrangements shall be reduced, as provided in Section 6(b) below, such that Executive shall receive no Excess Severance Payments and shall have no personal liability for Excise Tax.

         (b) In the event that the amount of any Severance Payments, including any benefits, which would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Section 6, Executive shall direct which Severance Payments are to be modified or reduced, including allocating a portion of such Severance Payments as compensation for ongoing obligations by Executive pursuant to Section 11; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Companies.

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         (c) This  Section  6 shall be  interpreted  so as to  maximize  the net after-tax dollar value to Executive. In determining whether any Excess Severance Payments exist and the most advantageous outcome for Executive, the parties shall take into account all provisions of Internal Revenue Code Section 280G, and the Regulations thereunder, including making appropriate adjustments to such calculations for amounts established to be "Reasonable Compensation" as provided in Section 280G(b)(4) of the Code. The Company, Association, and Executive shall cooperate fully with Tax Counsel and provide Tax Counsel with all compensation and benefit amounts, personal tax information, and other information necessary or helpful in calculation of such net after-tax amounts. In the event of any Internal Revenue Service examination, audit, or other inquiry, the Companies and Executive agree to take action to provide, and to cooperate in providing, evidence to the Internal Revenue Service (and, if applicable, the state revenue department) to achieve this goal.

         (d) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding, or pursuant to an opinion of Tax Counsel, that notwithstanding the good faith of the Companies and Executive in applying the terms of this Section 6, either (i) the amounts paid to Executive unintentionally constituted Excess Severance Payments and triggered the Excise Tax, even though the payments to Executive were reduced in an effort to avoid such result; or (ii) the amounts paid to Executive were reduced by more than was necessary to avoid triggering the Excise Tax, then the parties shall make the applicable correction that will achieve the goal described in Section 6(c) hereof. In the event the error referred to in clause (i) hereof occurs, Executive is hereby required to repay to the Companies, within 15 days after the error is discovered, the amount necessary to avoid the Excise Tax; provided, however, that if Executive, based on advice from Tax Counsel and Executive's own tax advisor, determines that the return of such amounts will not serve to eliminate the Excess Severance Payments and the Excise Tax, the Companies then shall be obligated to pay to Executive, within 15 days after Executive notifies the Companies of Executive's determination, the total amount by which the original amount of Executive's compensation and benefits were reduced pursuant to the terms of Section 6(a) and (b) hereof. In the event the error referred to in clause (ii) hereof occurs, the Companies are hereby required to repay to Executive, within 30 days after the error is discovered, the maximum amount of the compensation and benefits that were reduced pursuant to the terms of Sections 6(a) and (b) hereof that Executive may receive without triggering the Excise Tax.

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SECTION 7. TERMINATION FOR CAUSE.

         (a) For purposes of this  Agreement,  the term  "Cause"  shall mean (i)
fraud or misappropriation with respect to the business or assets of the Association or the Company; (ii) gross negligence or willful misconduct by Executive in the performance of his duties; (iii) any habitual or repeated neglect of his duties by Executive which Executive fails to cure upon ten (10) days written notice; (iv) a material breach of this Agreement by Executive; (v) Executive's inability as a result of physical or mental incapacity to substantially perform his duties for the Companies on a full time basis for a period exceeding six (6) months; (vi) violation of any law, rule, or regulation (excluding Vehicle Code convictions, or marijuana convictions more than two years old) that has a material adverse effect upon the Association or Company,
(vii) violation of any final cease-and-desist order; (viii) the use of drugs or alcohol that interferes with the Executive's performance of his job duties; or
(ix) any breach of fiduciary duty involving personal profit; (x) any unlawful conduct by Executive injurious to the interest, property, operations, business or reputation of the Association, or (xi) conviction for any criminal felony.

         (b) Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause. Any unvested stock options and related limited rights granted to Executive under any stock option plan or unvested awards granted to Executive under any stock benefit plan of the Association, the Company, or any subsidiary or affiliate thereof, shall become null and void effective upon Executive's receipt of Notice of Termination for Cause pursuant to Section 9 hereof, and shall not be exercisable by or delivered to Executive at any time subsequent to such Termination for Cause.

SECTION 8. VOLUNTARY RESIGNATION

         Nothing in this Agreement shall prevent or limit Executive's right and ability to voluntarily resign and / or seek other gainful employment provided that Executive gives not less than sixty (60) days prior written notice of resignation to the Companies. If Executive determines to voluntarily resign (i) other than in conjunction with a Change In Control or Threatened Change In Control as defined and described in Section 5 hereto, or (ii) other than in conjunction with an actual or constructive termination as defined and described in Section 4 hereto, Executive shall be entitled to no additional compensation beyond that generally available to all or substantially all of the full-time employees of the Association at that time, and Executive shall only be entitled to that compensation and benefits earned and vested at the date of such voluntary resignation. In conjunction with such a voluntary resignation, Executive shall have no obligation or requirement to return any compensation or benefits earned or vested through the date of such voluntary resignation to the Association.

SECTION 9. NOTICE.

         A termination for Cause by the Association or the Company of the Executive's employment shall be effective upon receipt of a written notice communicated to the Executive. A termination other than for Cause shall be effective sixty (60) days after receipt of a written notice communicated to the Executive.

SECTION 10. POST-TERMINATION OBLIGATIONS.

         (a) All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with this Section 10 for one (1) full year after the earlier of expiration of this Agreement or termination of Executive's employment.

         (b) Executive shall, upon reasonable notice, furnish such information and assistance to the Companies as may reasonably be required by the Companies in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party. Executive's obligation under this paragraph shall only be in effect if the Companies provide Executive with liability insurance coverage and indemnification similar to that provided to current senior management personnel and as described in Section 22.

         (c) All written or printed materials, notebooks, and records used by Executive in performing duties for the Companies, other than Executive's personal notes and diaries, are and shall remain the sole property of the Companies. Upon termination of employment, Executive shall promptly return all such material (including all copies) to the Companies.

SECTION 11. NON-DISCLOSURE, NO-SOLICIATION AND UNFAIR COMPETITION.

         (a) Executive agrees and acknowledges that during the performance of his duties with the Companies, he will receive and have access to confidential, proprietary, and/or trade secret information concerning the business activities and plans for business activities of the Companies and affiliates thereof. Executive recognizes and acknowledges that the knowledge of the business activities and plans for business activities of the Companies and affiliates thereof, as may exist from time to time, is a valuable, special, and unique asset of the business of the Companies. Executive will not, during or after the TERM, disclose any knowledge of the past, present, planned, or considered business activities of the Companies or affiliates thereof to any person, firm, corporation, or other entity for any reason or purpose whatsoever. Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas, which are not exclusively derived from the business plans, and activities of the Companies. Further, Executive may disclose information regarding the business activities and proprietary information of the Companies to the OTS, Federal Reserve, and the Federal Deposit Insurance Corporation ("FDIC") pursuant to a formal regulatory request or as mandated by order of a court of applicable jurisdiction.

         (b) Executive further agrees and acknowledges that the Companies and affiliates have invested substantial time, effort, and expense in compiling its confidential, trade secret information and in assembling its present staff of personnel, and have an interest in preventing any unfair use of information which the Executive has obtained solely through his employment with the Companies. In order to protect the confidentiality of the Companies' proprietary confidential information, Executive agrees that during his employment and for one year thereafter, he shall not do the following: (1) approach, solicit, or accept business from, or otherwise do business or communicate in any way with any customer of the Association, utilizing information which the Executive has obtained solely through his employment with the Association, for the purpose of engaging in or assisting others in engaging in Competition (as defined herein) with the Association; (2) approach, counsel, or attempt to induce any person who is then in the employ of the Association to leave the employ of the Association, or employ or attempt to employ any such person or any person who at any time during the preceding twelve (12) months or during the TERM of this Agreement was in the employ of the Association, unless such person has initially and voluntarily approached Executive or Executive's new employing entity of his or her own accord; or (3) aid, assist, or counsel any other person, firm or counsel any other person, firm or corporation to do any of the above. For the purpose of this Agreement, a person or business is in Competition with the business of the Association if the business involves the solicitation for, sale or distribution of financial products and services anywhere within the Association's primary service area in the counties of Santa Cruz, Monterey, and contiguous counties. The provisions of this paragraph do not apply in the event of a Change of Control.

         (c) Executive agrees that in addition to any and all remedies available at law or equity (including money damages), the Companies may seek injunctive relief and/or a decree for specific performance to prevent any breach or threatened breach by the Executive or any other person acting for, along with or under the direction of the Executive of this Section 11, where such breach or threatened breach will result in irreparable and continuing damage to the Companies for which there will be no adequate remedy at law. The Companies shall be entitled to seek such equitable relief in any forum, including a court of law, notwithstanding the provision of Section 20 and the arbitration provision referenced therein. The Companies may pursue any of the remedies described herein concurrently or consecutively in any order as to any such breach or violation, and the pursuit of one of such remedies at any time will not be deemed an election of remedies or waiver of the right to pursue any of the other such remedies.

SECTION 12. SOURCE OF PAYMENTS.

         All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Association. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Association are not timely paid or provided by the Association, such amounts and benefits shall be paid or provided by the Company.

SECTION 13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFITS PLANS.

         This Agreement contains the entire understanding between the parties hereto and supersedes any and all prior employment agreements between the Company or Association or any predecessor of the Company or Association, and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.

SECTION 14. NO ATTACHMENT.

         (a) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

         (b) This Agreement shall be binding upon, and inure to the benefit of, Executive and the Association and Company and their respective successors and assigns.

SECTION 15. MODIFICATION AND WAIVER.

         (a) This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

         (b) No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

SECTION 16. REQUIRED PROVISIONS.

         (a) The Association may terminate Executive's employment at any time, but any termination by the Association, other than Termination for Cause, shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after Termination for Cause as defined in Section 7 hereinabove.

         (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(3) or (g)(1); the Association's obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (i) pay Executive all or part of the compensation withheld while their contract obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

         (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1818(e)(4) or (g)(1), all obligations of the Association under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

         (d) If the Association is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1813(x)(1) all obligations of the Association under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

         (e) All obligations of the Association under this contract shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the institution, (i) by the Director of the OTS (or his designee) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. ss.1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         (f) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. ss.1828(k) and 12 C.F.R. ss.545.121 and any rules and regulations promulgated thereunder.

SECTION 17. SEVERABILITY.

         If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

SECTION 18. HEADINGS FOR REFERENCE ONLY.

         The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

SECTION 19. GOVERNING LAW.

         The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California, but only to the extent not superseded by federal law.

SECTION 20. ARBITRATION.

         In  the  event  there  is  any  dispute   arising  out  of  Executive's
employment, the termination of that employment, or arising out of this Agreement, the Executive and Association and Company agree to submit such dispute to binding arbitration in accordance with the terms of the Alternative Dispute Resolution Agreement set forth in Appendix A to this Agreement and incorporated herein.

SECTION 21. PAYMENT OF COSTS AND LEGAL FEES.

         All reasonable costs and legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Association if Executive is successful on the merits pursuant to a legal judgment, arbitration, or settlement.

SECTION 22. INDEMNIFICATION.

         (a) The Association and Company shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors' and officers' liability insurance policy as approved by the Board of Directors, at its expense, and to the extent not otherwise provided through such insurance policy, shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under federal law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Association or Company (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys' fees, and the cost of reasonable settlements.

         (b) Any payments made to Executive pursuant to this Section are subject to and conditioned upon compliance with 12 C.F.R. ss.545.121 and any rules or regulations promulgated thereunder.

SECTION 23. SUCCESSOR TO THE ASSOCIATION OR COMPANY.

         The Companies shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise, to all or substantially all the business or assets of the Association or Company, expressly and unconditionally to assume and agree to perform all obligations under this Agreement, in the same manner and to the same extent that the Companies would be required to perform if no such succession or assignment had taken place.

         IN WITNESS WHEREOF, Monterey Bay Bank and Monterey Bay Bancorp, Inc. have caused this Agreement to be executed and their seals to be affixed hereunto by their duly authorized officers and directors, and Executive has signed this Agreement, on the first day of May, 2002.

ATTEST:                                                       MONTEREY BAY BANK


By:      /s/ Mary Anne Carson                        By:      /s/ McKenzie Moss
         -----------------------------------                  --------------------------
         Corporate Secretary                                  McKenzie Moss
                                                              Chairman of the Board


[SEAL]


ATTEST:                                                       MONTEREY BAY BANCORP, INC.
                                                              (Guarantor)


By:      /s/ Mary Anne Carson                        By:      /s/ McKenzie Moss
         -----------------------------------                  --------------------------
         Corporate Secretary                                  McKenzie Moss
                                                              Chairman of the Board


[SEAL]


WITNESS:                                                      EXECUTIVE:


/s/ Carlene Anderson                                          /s/ C. Edward Holden
--------------------------------------------                  --------------------------
Carlene Anderson                                              C. Edward Holden
                                                              President & Chief Executive Officer

                                   APPENDIX A

                         ALTERNATIVE DISPUTE RESOLUTION

I.       AGREEMENT TO ARBITRATE

         In the event that any employment dispute arises between Monterey Bay Bank ("Association") and C. Edward Holden ("Executive"), the parties involved will make all efforts to resolve any such dispute through informal means. If these informal attempts at resolution fail and if the dispute arises out of or is related to a breach of the parties' Employment Agreement, the termination of employment or alleged unlawful discrimination, Association and Executive will submit the dispute to final and binding arbitration.

         By accepting employment with the Association, Executive agrees that arbitration is the exclusive remedy for all such arbitrable disputes; with respect to such disputes, no other action may be brought in court or any other forum (except actions to compel arbitration hereunder). THIS ADR AGREEMENT IS A WAIVER OF THE PARTIES' RIGHTS TO A CIVIL COURT ACTION FOR A DISPUTE RELATING TO TERMINATION OF EMPLOYMENT OR ALLEGED UNLAWFUL DISCRIMINATION, WHICH INCLUDES RETALIATION OR SEXUAL OR OTHER UNLAWFUL HARASSMENT; ONLY AN ARBITRATOR, NOT A JUDGE OR JURY, WILL DECIDE THE DISPUTE.

         Employment disputes arising out of or related to termination of employment or alleged unlawful discrimination, including retaliation, sexual or other unlawful harassment, shall include, but not be limited to, the following: alleged violations of federal, state and/or local constitutions, statutes or regulations; claims based on any purported breach of contractual obligation, including breach of the covenant of good faith and fair dealing; and claims based on any purported breach of duty arising in tort, including violations of public policy. Disputes related to workers' compensation and unemployment insurance are not arbitrable hereunder. Claims for benefits covered by a separate benefit plan that provides for arbitration are not covered by this ADR Agreement. Claims that are filed with or are being processed by the U.S. Equal Employment Opportunity Commission ("EEOC"), or that are brought under Title VII of the Civil Rights Act of 1964, as amended, are not arbitrable under this Agreement, except that the parties may agree in writing to do so with respect to each such dispute that may arise.

II.      ARBITRATION PROCEDURES

         (a) Attempt At Informal Resolution Of Disputes

         Prior to submission of any dispute to arbitration, Association and Executive shall attempt to resolve the dispute informally through mediation. Association and Executive will select a mediator from a list provided by the State Mediation and Conciliation Service or other similar agency who will assist the parties in attempting to reach a settlement of the dispute. The mediator may make settlement suggestions to the parties but shall not have the power to impose a settlement upon them. If the dispute is resolved in mediation, the matter shall be deemed closed. If the dispute is not resolved in mediation and goes to the next step (binding arbitration), any proposals or compromises suggested by either of the parties or the mediator shall not be referred to or have any bearing on the arbitration procedure. The mediator cannot also serve as the arbitrator in the subsequent proceeding unless all parties expressly agree in writing.

         (b) Request for Arbitration

         Should Association or Executive wish to pursue arbitration of any arbitrable dispute, Association, Executive or its/his representative must submit a written "Request For Arbitration" to the other party with
         (1) year of the alleged conduct giving rise to the dispute. If the "Request for Arbitration" is not submitted in accordance with the aforementioned time limitations, the party will not be able to bring its/his claims to this or any other forum. Unless otherwise required by law, the "Request For Arbitration" shall clearly state it is "Request For Arbitration" at the beginning of the first page and includes the following information: (1)
         a factual description of the dispute in sufficient detail to advise the other party of the nature of the dispute, (2) the date when the dispute first arose, and (3) the relief requested by requesting party.

         A Request for Arbitration must be mailed to the other party's last known address or hand-delivered to that party. The party to whom the Request for Arbitration is directed will respond within thirty (30) days so that the parties can begin the process of selecting an Arbitrator. Such response may include any counterclaims.

         (c) Selection Of The Arbitrator

         All disputes will be resolved by a single Arbitrator, selected through and under the American Arbitration Association's "National Rules for the Resolution of Employment Disputes" as amended and effective June 1, 1997.

         (d) The Arbitrator's Authority

         The Arbitrator shall have the powers enumerated below:

         1.       Ruling  on  motions   regarding   discovery,   and  ruling  on
                  procedural   and   evidentiary   issues   arising  during  the
                  arbitration.

         2. Ruling on motions to dismiss and/or motions for summary judgment applying the standards governing such motions under the Federal Rules of Civil Procedure.

         3. Issuing protective orders on the motion of any party or third party witness, such protective orders may include, but are not limited to, sealing the record of the arbitration, in whole or in part (including discovery proceedings and motions, transcripts, and the decision and award), to protect the privacy or other constitutional or statutory rights of parties and/or witnesses.

         4. Determining only the issue(s) submitted to him/her. The issue(s) must be identifiable in the "Request For Arbitration" or counterclaim(s). Except as required by law, any issue(s) not identifiable in those documents is outside the scope of the Arbitrator's jurisdiction and any award involving such issue(s), upon motion by a party, shall be vacated.

         (e) Discovery

         The discovery process shall proceed and be governed, consistent with the standards of the Federal Rules of Civil Procedure, as follows:

         1. Unless otherwise required by law, parties may obtain discovery by any of the following methods:

                  a.       Depositions   of  non-expert   witnesses   upon  oral
                           examination, five (5) per side as of right, with more permitted if leave is obtained from the Arbitrator;

                  b. Written interrogatories, up to a maximum combined total of twenty (20), with the responding party having twenty (20) days to respond;

                  c. Request for production of documents or things or permission to enter upon land or other property for inspection, with the responding party having twenty
                           (20) days to produce the documents and allow entry or to file objections to the request;

                  d. Physical and mental examination, in accordance with Federal Rule of Civil Procedure 35(a); and

                  e. Any motion to compel production, answers to interrogatories or entry onto land or property must be made to the Arbitrator within fifteen (15) days of receipt of objections.

         2. To the extent permitted by the Federal Arbitration Act or applicable California law, each party shall have the right to subpoena witnesses and documents during discovery and for the arbitration.

         3.       All discovery  requests  shall be submitted no less than sixty
                  (60) days before the hearing date.

         4. The scope of discoverable evidence shall be in accordance with Federal Rule of Civil Procedure 26(b)(1).

         5.       The   Arbitrator   shall  have  the  power  to   enforce   the
                  aforementioned discovery rights and obligations by the imposition of the same terms, conditions, consequences, liabilities, sanctions and penalties as can or may be imposed in like circumstances in a civil action by a federal court under the Federal Rules of Civil Procedure.

         (f) Hearing Procedure

         The hearing shall proceed according to the American Arbitration Association's "National Rules for the Resolution of Employment Disputes" as amended and effective June 1, 1997, with the following amendments:

                  1. The Arbitrator shall rule at the outset of the arbitration on procedural issues that bear on whether the arbitration is allowed to proceed.

                  2. Each party has the burden of proving each element of its claims or counterclaims, and each party has the burden of proving any of its affirmative defenses.

                  3. In addition to, or in lieu of closing argument, either party shall have the right to present a post-hearing brief, and the due date for exchanging any post-hearing briefs shall be mutually agreed on by the parties and the Arbitrator.

         (g) Substantive Law

                  1. The parties agree that they will be afforded the identical legal equitable, and statutory remedies as would be afforded them were they to bring an action in a court of competent jurisdiction.

                  2. The applicable substantive law shall be the law of the State of California or federal law. If both federal and state law are applicable to a cause of action, Executive shall have the right to elect his choice of law. Choice of substantive law in no way affects the procedural aspects of the arbitration, which are exclusively governed by the provisions of this ADR Agreement.

         (h) Opinion And Award

         The Arbitrator shall issue a written opinion and award, in conformance with the following requirements:

                  1. The opinion and award must be signed and dated by the Arbitrator.

                  2. The Arbitrator's opinion and award shall decide all issues submitted.

                  3. The Arbitrator's opinion and award shall set forth the legal principles supporting each part of the opinion.

                  4. The Arbitrator shall have the same authority to award remedies, damages and costs as provided to a judge and/or jury under parallel circumstances.

         (i) Enforcement Of Arbitrator's Award

         Following the issuance of the Arbitrator's decision, any party may petition a court to confirm, enforce, correct or vacate the Arbitrator's opinion and award under the Federal Arbitration Act, and/or applicable California law.

         (j) Fees And Costs

         Unless otherwise required by law, fees and costs shall be allocated in the following manner:

                  1.       Each  party   shall  be   responsible   for  its  own
                           attorneys' fees, except as otherwise provided by law.

                  2. The Association shall pay the entire cost of the arbitrator's services, the facility in which the arbitration is to be held, and any similar costs, except that Executive shall contribute toward these costs an amount equal to the then-current filing fee in California Superior Court charged for filing a complaint or for first appearing, whichever is lower.

                  3. The Association shall pay the entire cost of a court reporter to transcribe the arbitration proceedings. Each party shall advance the cost for said party's transcript of the proceedings. Each party shall advance its own costs for witness fees, service and subpoena charges, copying, or other incidental costs that each party would bear during the course of a civil lawsuit.

                  4.       Each  party  shall  be  responsible   for  its  costs
                           associated with discovery, except as required by law or court order.

III.     Severability

         In the event that any provision of this ADR Agreement is determined by a court of competent jurisdiction to be illegal, invalid or unenforceable to any extent, such term or provision shall be enforced to the extent permissible under the law and all remaining terms and provisions of this ADR Agreement shall continue in full force and effect.


                                                  EXECUTIVE:


DATED:  May 1, 2002                               By:      /s/ C. Edward Holden
                                                           --------------------
                                                           C. Edward Holden


                                                  MONTEREY BAY BANK


DATED:  May 1, 2002                               By:      /s/ McKenzie Moss
                                                           -----------------
                                                           McKenzie Moss
                                                           Chairman of the Board


                                                  MONTEREY BAY BANCORP, INC.
                                                  (Guarantor)


DATED:  May 1, 2002                               By:      /s/ McKenzie Moss
                                                           -----------------
                                                           McKenzie Moss
                                                           Chairman of the Board